JOHN E. DOE
                                 JANUARY 1, 1996

                                    01234567

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
AID ASSOCIATION
FOR LUTHERANS
FLEXIBLE PREMIUM
DEFERRED VARIABLE ANNUITY                                                  This certificate is issued in
                                                                           consideration of the application and the
                                                                           payment of the first premium.

o   Flexible premiums                                                      NOTICE OF TEN DAY RIGHT TO
o   Annuity proceeds on annuity commencement date                          CANCEL CERTIFICATE
o   Death proceeds before annuity commencement date                        READ THIS CERTIFICATE CAREFULLY.
o   Participating                                                          Within 10 days after you receive this
                                                                           certificate, you may cancel it for any
                                                                           reason. The certificate must be delivered
ACCUMULATED VALUES AND DEATH                                               or mailed with a written request to your
PROCEEDS UNDER THIS CERTIFICATE, WHEN                                      AAL district representative or AAL's
BASED ON THE PERFORMANCE OF THE                                            service center. Within 7 days after
VARIABLE ACCOUNT, MAY INCREASE OR                                          AAL receives your request for cancellation,
DECREASE DAILY. THEY ARE NOT                                               AAL will refund an amount equal to the
GUARANTEED AS TO DOLLAR AMOUNT.                                            sum of: (1) the difference between the
                                                                           premium you paid (including any fees or
This is your certificate of membership                                     other charges) and the amount allocated
and flexible premium deferred variable annuity                             to subaccounts or fixed account, and
 with Aid Association for Lutherans (AAL). It is                           (2) the accumulated value of the certificate
a legal contract between you and AAL.                                      as of the date you return the certificate to
                                                                           AAL (postmark date). If returned, this
AAL will apply the annuity proceeds to                                     certificate will be void from the beginning.
provide you with annuity payments if the                                   Signed for Aid Association for Lutherans
annuitant is alive on the annuity commencement                             at the home office, 4321 North Ballard
date. If you are the annuitant, AAL will pay the                           Road, Appleton, WI 54919.
annuitant's death proceeds to the beneficiary
if you die before the annuity commencement
date. If you are not the annuitant, AAL
will pay the annuitant's death proceeds to the                             Secretary                President
beneficiary if the annuitant dies while you are alive
and before the annuity commencement date. AAL
will pay the owner's death proceeds to the successor
owner if you die while the annuitant is alive and
before the annuity commencement date. The annuity
proceeds, annuitant's death proceeds, and owner's
death proceeds will be paid according to the provisions
of this certificate.


                                                                           AID ASSOCIATION FOR LUTHERANS


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                         TABLE OF CERTIFICATE PROVISIONS

1.  General Provisions                                                     6.  Withdrawals And Surrender
1.1.........................................Definitions                    6.1......................................Withdrawals
1.2.....................................Entire Contract                    6.2........................................Surrender
1.3.......................Statements in the Application                    6.3.................Withdrawal And Surrender Charges
1.4..................................Change of Contract                    6.4.............................10% Free Withdrawals
1.5......................Change of Annuity Commencement                    6.5..................Waiver of Charges If Settlement
                                                   Date                                                         Option Selected
1.6...................................Incontestabillity                    6.6.................................Delay of Payment
1.7.........................................Age And Sex
1.8.............................Maintenance Of Solvency                    7.  Beneficiary
1.9.......................................Annual Report                    7.1 .........Beneficiary Designation For Annuitant's
                                                                                                                  Death Proceeds
2.  Membership, Ownership, And Assignment                                  7.2............Order of Payment for Annuitant's Death
2.1..........................................Membership                                                                 Proceeds
2.2...........................................Ownership                    7.3...............Beneficiary Designation For Owner's
2.3...............................Transfer of Ownership                                                           Death Proceeds
2.4...............................Collateral Assignment                    7.4.............Change of Beneficiary Designation For
                                                                                           Annuitant's Or Owner's Death Proceeds
3.        Premiums
3.1.................................Payment of Premiums                    8.  Payment of Certificate Proceeds
3.2......................................Premium Notice                    8.1..................................Annuity Proceeds
3.3................................Premium Restrictions                    8.2........................Annuitant's Death Proceeds
3.4.................................Premium Allocations                    8.3............................Owner's Death Proceeds
                                                                           8.4..............................Filing A Death Claim
4.        Accumulated Certificate Values
4.1...................................Accumulated Value                    9.  Settlement Options
4.2......................Certificate Maintenance Charge                    9.1......................Choosing A Settlement Option
4.3..................Minimum Accumulated Value Required                                                 For The Annuity Proceeds
4.4.....................................Surplus Refunds                    9.2..................Choosing A Settlement Option For
                                                                                                The Annuitant's Or Owner's Death
5.  Fixed An Variable Accounts                                                                                          Proceeds
5.1.......................................Fixed Account                    9.3................................Settlement Options
5.2.................Crediting Interest To Fixed Account                    9.4.......................Guaranteed Interest Rate On
5.3....................................Variable Account                                                       Settlement Options
5.4........................Number of Accumulation Units                    9.5..........................Settlement Agreement
5.5.............................Accumulation Unit Value
5.6......................Transfer Of Accumulated Values                    A copy of the application follows Section 9.
5.7...............................Dollar Cost Averaging
5.8..............................Change of Portfolio Or
                                      Investment Policy
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1.   GENERAL PROVISIONS

1.1  DEFINITIONS

                    As used in this certificate: "AAL" means Aid Association for Lutherans.

                    "AAL's service center" is the location where administration of this certificate will occur.

                    "Accumulation unit" is an accounting unit of measure. It is used to calculate the accumulated value for this certificate in each subaccount prior to the annuity commencement date.

                    "Annuitant" means the person named as annuitant on page 3. Except as otherwise provided in Section 8, the annuitant cannot be changed.

                    "Annuity commencement date" means the date on which the annuity proceeds are applied to a settlement option. The annuity commencement date is shown on page 3.

                    "Certificate year" means the 12 month periods following the issue date of this certificate. The first certificate year starts on the certificate issue date. Each succeeding certificate year starts on the anniversary of the certificate issue date.

                    "Fixed account" is part of AAL's general account which includes all of AAL's assets other than those in any separate account of AAL.

                    "Fund" means the AAL Variable Product Series Fund, Inc. The fund has portfolios that correspond to each of the subaccounts of the variable account. The current portfolios are shown on page 3.

                    "Net asset value" means the value of any fund portfolio as computed for any valuation period as described in the fund prospectus.

                    "Proof of death" means a certified copy of the death certificate, a certified decree of a court of competent jurisdiction as to the finding of death, a written statement by a medical doctor who attended the deceased, or any other proof satisfactory to AAL.

                    "Subaccount" means a subdivision of the variable account. Each subaccount invests exclusively in the shares of a corresponding portfolio of the fund. The current subaccounts are shown on page 3.


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                    "Valuation date" means every day the New York Stock Exchange is open for regular trading and AAL is open for business.

                    "Valuation period" means the period of time from the end of one valuation date to the end of the next valuation date.

                    "Variable account" means the AAL Variable Annuity Account I. It is a separate account of AAL.

                    "Written request" means a written request signed by you that is satisfactory in form and content to AAL. "You" or "your" means the owner of this certificate.

1.2  ENTIRE CONTRACT

                    The entire contract is made up of:

                    This certificate, including any attached endorsements or amendments;

                    The attached application; and

                    The AAL Articles of Incorporation and Bylaws which are in force on the issue date of this certificate.

                    Your rights and obligations under this certificate, or those of any person rightfully claiming under this certificate, are governed by the laws of the State of New York.

1.3  STATEMENTS IN THE
     APPLICATION

                    Statements made in the application will be treated as representations and not warranties. No statement will be used by AAL to void the contract or to deny a claim unless it appears in the application.

1.4  CHANGE OF CONTRACT

                    No representative of AAL except the president or the secretary may change any part of this certificate on behalf of AAL.

                    To continue treatment of this certificate as an annuity, AAL will amend this certificate without your consent whenever it determines that such amendment is necessary for the certificate to comply with the provisions of the Internal Revenue Code or any regulation or ruling thereunder, or with any other applicable federal or state law, rule or regulation.


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1.5  CHANGE OF ANNUITY COMMENCEMENT DATE

               You may change the annuity commencement date at any time before the annuity commencement date by sending a written request to AAL's service center. Any change in the annuity commencement date is subject to approval by AAL.

1.6  INCONTESTABILITY

               This certificate will be incontestable after it has been in effect during the lifetime of the annuitant for 2 years from its issue date.

1.7  AGE AND SEX

               The issue age is the age nearest birthday of the annuitant on the issue date. This is based on the date of birth given in the application. The issue age is shown on page 3.

               The annuity age equals the issue age plus the number of completed years from the issue date. The annuity age increases each year on the anniversary of the issue date.

               The values of this certificate are based on the annuitant's age and sex on the date of issue. If the age or sex of the annuitant has been misstated, the amount payable will be changed to equal the amount payable according to the correct age or sex. If the incorrect date of birth or sex has caused any underpayments to occur, AAL will pay the underpaid amount with interest at an effective rate of 4%. If the incorrect date of birth or sex has caused any overpayments to occur, AAL will deduct from the next payments the overpaid amount with interest at an effective rate of 4%.

1.8  MAINTENANCE OF SOLVENCY

               This provision applies only to values in the fixed account.

               If AAL's reserves for any class of certificates become impaired, you may be required to make an extra payment. AAL's Board of Directors will determine the amount of any extra payment based on each member's fair share of the deficiency.

               If the payment is not made, it will be charged as an indebtedness against this certificate with interest at a rate of 5% per year, compounded annually. You may choose an equivalent reduction in benefits instead of or in combination with the payment or indebtedness.

               Any indebtedness and interest charged against this certificate, or any agreement for a reduction in benefits, shall have priority over the interest of any owner, beneficiary, or collateral assignee under this certificate.


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1.9  ANNUAL REPORT

               AAL will send you a report at least once each certificate year. The report will show the accumulated value of this certificate and any additional information required by law.

2.   MEMBERSHIP, OWNERSHIP, AND ASSIGNMENT

2.1  MEMBERSHIP

               The person who applied for this certificate is a benefit member of AAL. This membership can not be transferred. The privileges of membership are stated in the AAL Articles of Incorporation and Bylaws.

               If the Bylaws of AAL should ever provide for expulsion or suspension of the member, and if the member is so expelled or suspended, he or she will still have the privilege of maintaining this certificate in force.

               Any assessment as described in the Maintenance of Solvency provision that may be required of members holding certificates of the same class will also apply to the expelled or suspended member.

2.2  OWNERSHIP

               The person who applied for this certificate is the owner, unless ownership has been transferred. While the annuitant is alive and before the annuity commencement date, the owner of this certificate may exercise every right and enjoy every benefit provided in this certificate.

2.3  TRANSFER OF OWNERSHIP

               You may transfer ownership of this certificate by sending a written request to AAL's service center. AAL will provide a form for you to use to make this request. Your written request must be received and approved at AAL's service center before it is effective. Once approved, the transfer will take effect as of the date you signed the request, or the date it was received at AAL's service center if no date appears on the request. AAL is not liable for any payment made or action taken by it before receiving and approving the transfer at AAL's service center. AAL is not responsible for the validity of any transfer of ownership.

2.4  COLLATERAL ASSIGNMENT

               You may assign this certificate as collateral. The assignment must be in writing on a form acceptable to AAL and must be filed at AAL's service center. AAL is not liable for any payment made or action taken by it before receiving and filing the assignment at AAL's service center. AAL is not responsible for the validity of any assignment.


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               The interest of any beneficiary will be subject to any collateral assignment

3.   PREMIUMS

3.1  PAYMENT OF PREMIUMS

               The amount of the first premium is shown on page 3. Premiums may be paid at any time before the annuity commencement date and in any amount, subject to the restrictions described in Section 3.3. Upon request, AAL will furnish a receipt for premiums paid.

3.2  PREMIUM NOTICE

               AAL will send you premium notices based on the billed premium and premium interval you selected as shown on page 3. The amount of the billed premium or the premium interval, or both, may be changed at any time upon written request to AAL's service center. Premiums may be billed at any premium interval offered by AAL.

3.3  PREMIUM RESTRICTIONS

               Each premium payment must be at least $50.

               The total amount of all premium payments on this certificate is limited to $1 million.

3.4  PREMIUM ALLOCATIONS

               Premiums will be allocated to the subaccounts and fixed account according to the premium allocation percentages you specified in the application. If you do not designate premium allocation percentages, the entire premium will be allocated to the money market subaccount. Your first premium will be allocated at the end of the valuation period during which your premium is received at AAL's service center or AAL approves your application, whichever is later. All subsequent premiums will be allocated at the end of the valuation period during which they are received at AAL's service center.

               The dollar amount of any premium allocation to a subaccount or the fixed account may not be less than $50. Each premium allocation percentage must be a whole percent. The sum of the premium allocation percentages must be 100%. AAL will adjust your allocation to eliminate fractional percentages.


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               You may change your premium  allocation  percentages by sending a written request to AAL's service center. AAL will provide a form for you to use to make this request. The change will be effective on the date your written request is received at AAL's service center. The change will apply to premium payments received at AAL's service center on or after the effective date of the change.


4.   ACCUMULATED CERTIFICATE VALUES

4.1  ACCUMULATED VALUE

               The accumulated value of this certificate at any time before the annuity commencement date is equal to the sum of the accumulated values for this certificate in the subaccounts and in the fixed account.

               The accumulated value for this certificate in each subaccount on a valuation date is equal to:

                    The number of accumulation units for this certificate in that subaccount multiplied by the accumulation unit value for that subaccount.

               The accumulated value for any day that is not a valuation date will be determined on the next valuation date.

               The accumulated value for this certificate in the fixed account on any day is equal to:

                    The sum of all premiums allocated to the fixed account, any accumulated value transferred to the fixed account from a subaccount. and all interest credited;

                    Less

                    The sum of any withdrawals from the fixed account, any accumulated value transferred from the fixed account to a subaccount, and any withdrawal charges or certificate maintenance charges applied against the fixed account.


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4.2  CERTIFICATE MAINTENANCE CHARGE

               A certificate maintenance charge will be deducted from the accumulated value of this certificate on the last day of each certificate year, or upon surrender of this certificate, if earlier. This charge will not be deducted if the sum of premiums received by AAL less the sum of any withdrawals and withdrawal charges from this certificate is $5,000 or more at the time the deduction would otherwise be made. This charge will not apply on or after the annuity commencement date. The amount of the certificate maintenance charge is shown on page 3.

               The portion of the certificate maintenance charge applied against each subaccount and the fixed account will be determined according to the ratio that the accumulated value in the subaccount or fixed account of this certificate bears to the total accumulated value of this certificate at the time of deduction.

4.3  MINIMUM ACCUMULATED VALUE REQUIRED

               AAL will terminate this certificate on any anniversary of the certificate issue date and pay you the accumulated value of this certificate if:

               The accumulated value of this certificate is less than $600; and

               No premium payment has been received at AAL's service center for at least 36 months.

4.4  SURPLUS REFUNDS

               This is a participating certificate. It will share in any surplus refunds declared annually by the AAL Board of Directors. Surplus refunds, if any, may be applied under any one of the following options.

               1.   Paid in Cash

               2.   Accumulate with Interest

               Surplus refunds may be accumulated with interest at a rate of at least 3 percent per year. The rate of interest may be increased as determined annually by the AAL Board of Directors.

               3.   Additional Cash Value

               Surplus   refunds  may  be  added  to  the  cash  value  of  this
               certificate.


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5.   FIXED AND VARIABLE ACCOUNTS

5.1  FIXED ACCOUNT

               Premiums allocated to the fixed account and transfers of accumulated value from a subaccount to the fixed account become part of the general account assets of AAL. The general account includes all of AAL's assets, except those assets segregated in the variable account or any other separate account of AAL.

5.2  CREDITING INTEREST TO FIXED ACCOUNT


               AAL will periodically declare effective annual interest rates for new premiums allocated to the fixed account or accumulated value transferred from a subaccount to the fixed account. The rate in effect on the date of allocation or transfer is the initial effective annual interest rate for that allocation or transfer.

               The initial effective annual interest rate for each premium allocated or accumulated value transferred to the fixed account is guaranteed to remain in effect for that allocation or transfer for at least 12 months from the date of the allocation or transfer. After the initial 12 month guarantee period, AAL can change the effective annual interest rate for that allocation or transfer. However, any change in the effective annual interest rate for the allocation or transfer is guaranteed to remain in effect for at least 12 months from the effective date of such change.

               Interest is credited on each premium allocated or accumulated value transferred to the fixed account from the date of the allocation or transfer. Interest is credited and compounded daily. AAL guarantees that the effective annual interest rate credited will never be less than 3 1/2%.

               Any withdrawals, withdrawal charges or certificate maintenance charges applied against the fixed account, or any transfers of accumulated value from the fixed account to a subaccount, will be taken from premium allocations or accumulated value transferred to the fixed account, and interest credited on such allocations or transfers, on a first-in, first- out basis. For purposes of making this determination, all interest credited on any premium allocation or accumulated value transferred to the fixed account, including compounded interest, will be deemed to have been credited on the date of such allocation or transfer.


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5.3  VARIABLE ACCOUNT

               The AAL Variable Annuity Account I is a separate investment account established by AAL under Wis-- consin law. The variable account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The AAL Variable Annuity Account I is sub-- ject to the laws of the State of New York to the extent that AAL, a foreign fraternal benefit society, is subject to those laws.

               AAL uses the assets of the variable account to buy shares in the AAL Variable Product Series Fund, Inc. The fund is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as a diversified open-end management investment company. The variable account has subaccounts which are invested in corresponding specific portfolios of the fund. These subaccounts and portfolios are shown on page 3.

               AAL, consistent with then applicable law and subject to approval by the New York State Insurance Department, may:

                    Combine  with  another  separate   account,   operate  as  a
                    management investment company, deregister as an investment company or modify the variable account;

                    Add, delete, combine or modify subaccounts;

                    Invest the assets of any new subaccount in a new portfolio of the fund, a different investment company or in any other investment; and

                    Make any new subaccount available to you on a basis to be determined by AAL.

               AAL owns the assets of the variable account and keeps them legally segregated from the assets of the general account. The assets of the variable account shall, at the time during the year that adjustments in the reserves are made, have a value at least equal to the reserves and other contract liabilities with respect to the variable account and, at all other times, shall have a value approximately equal to or in excess of such reserves and liabilities, and shall not be chargeable with liabilities arising out of any other business AAL may conduct, except to the extent that the assets of the variable account exceed the reserves and other contract liabilities of the variable account arising under the certificates supported by the variable account.

               Income, gains and losses, whether or not realized, from the assets in each subaccount are credited to or charged against that subaccount without regard to any of AAL's other income, gains or losses. The value of the assets in the variable account is determined at the end of each valuation date.

5.4  NUMBER OF ACCUMULATION UNITS

               The number of accumulation units for this certificate in any subaccount may increase or decrease at the end of each valuation period prior to the annuity commencement date depending on the transactions that occur in the subaccount during the valuation period. When transactions occur, the actual dollar amounts of the transactions are converted to accumulation units. The number of accumulation units for a transaction in a subaccount is determined by dividing the dollar amount of the transaction by the accumulation unit value of the subaccount at the end of the valuation period during which the transaction occurs.

               The number of accumulation units in a subaccount increases when the following transactions occur during the valuation period:

                    Premiums are allocated to the subaccount; or

                    Accumulated value is transferred to the subaccount from another subaccount or from the fixed account.

               The number of accumulation units in a subaccount decreases when the following transactions occur during the valuation period:

                    Accumulated value is transferred from the subaccount to another subaccount or to the fixed account;

                    Withdrawals and withdrawal charges are applied against the subaccount; or

                    Certificate maintenance charges or transfer charges are applied against the subaccount.

5.5  ACCUMULATION UNIT VALUE

               For each subaccount, the accumulation unit value was set when the subaccount was established. The accumulation unit value may increase or decrease from one valuation period to the next.

               The accumulation unit value for a subaccount for any valuation period is equal to:

                    The net asset value of the corresponding fund portfolio at the end of the valuation period;

                    Plus the amount of any dividend, capital gain or other distribution made by the fund portfolio if the "ex-dividend" date occurs during the valuation period;

                    Minus the dollar amount of the mortality and expense risk charge AAL deducts for each day in the valuation period. This mortality and expense risk charge is guaranteed not to exceed, on an annual basis, 1.25% of the daily value of the subaccount;

                    Plus or minus any cumulative charge or credit for taxes reserved which is determined by AAL to have resulted from the operation of the portfolio;

                    Divided by the total number of accumulation units held in the subaccount at the end of the valuation period before any of the transactions described in Section 5.4 have occurred.

5.6  TRANSFER OF ACCUMULATED VALUES


               At any time before the annuity commencement date and while the annuitant is alive, you may transfer all or a portion of the accumulated value of this certificate among the subaccounts and the fixed account by sending a written request to AAL's service center. AAL will provide a form for you to use. The transfer will be effective at the end of the valuation period during which your written request is received at AAL's service center. Transfers are subject to the following:

                    The total dollar amount of any transfer cannot be less than the smaller of $500 or the accumulated value of the subaccount or fixed account from which the transfer is being made at the time of transfer.

                    The dollar amount of any transfer to a subaccount or the fixed account may not be less than $50.

                    You may make 12 transfers from one or more subaccounts to one or more other subaccounts or the fixed account in each certificate year without charge. Thereafter, each transfer in the certificate year will be subject to a $10 transfer charge, which will be applied against the subaccounts from which transfers are being made according to the ratio that the amounts transferred from each subaccount bear to the total amount transferred from the subaccounts.

                    You may make only 1 transfer from the fixed account in each certificate year. The transfer may not exceed the greater of $500 or 25% of the accumulated value of the fixed account at the time of transfer. This transfer will not be subject to a transfer charge.

               AAL may delay making transfers subject to the same conditions described in Section 6.6.

5.7  DOLLAR COST AVERAGING

               At any time before the annuity commencement date and while the annuitant is still alive, you may elect to establish a Dollar Cost Averaging plan. AAL will provide a form for you to use. Once the Dollar Cost Averaging plan is established, AAL will automatically transfer a predetermined amount from the Money Market Subaccount to one or more other subaccounts. The automatic transfers will continue on a predetermined basis until the balance in the Money Market Subaccount is depleted or you terminate the plan, whichever occurs first. The predetermined amount to be transferred to each subaccount must be $50 or more. Transfers made under a Dollar Cost Averaging plan are not subject to the transfer charges described in Section 5.6.

5.8  CHANGE OF PORTFOLIO OR INVESTMENT POLICY

               AAL may determine that a portfolio of a fund is no longer desirable for investment by a subaccount or the shares of a portfolio are no longer available for investment. If that occurs, AAL has the right to substitute another portfolio of the fund, or to invest in another investment company. This change would be subject to any required prior approval by the Securities and Exchange Commission and the insurance supervisory officials in the state where this certificate is delivered.

               Any change in the investment policy of the variable account will be subject to any required prior approval from the New York State Insurance Department and by the insurance supervisory officials of the state of Wisconsin. AAL will notify you of any material change in investment policy.

6.   WITHDRAWALS AND SURRENDER

6.1  WITHDRAWALS

               At any time before the annuity commencement date and while the annuitant is alive, you may withdraw part of the accumulated value of this certificate by sending a written request to AAL's service center. The withdrawal will be effective at the end of the valuation period during which your written request is received at AAL's service center. Each withdrawal must be at least $25.

               Withdrawals and withdrawal charges will be taken from each subaccount and the fixed account according to the ratio that the accumulated value in the subaccount or fixed account of this certificate bears to the total accumulated value of this certificate at the time of the withdrawal.

               You may choose to have withdrawals taken from other subaccounts or the fixed account with AAL's approval. Any withdrawal charges will then be taken from each subaccount or the fixed account from which the withdrawal is taken according to the ratio that the amount of the withdrawal from each subaccount or fixed account bears to the total amount of the withdrawal.

6.2  SURRENDER

               You may surrender this certificate at any time before the annuity commencement date and while the annuitant is alive. A written request must be sent to AAL's service center. The surrender will be effective at the end of the valuation period during which your written request is received at AAL's service center. AAL will pay you the cash surrender value which is the accumulated value of this certificate at the time of surrender less any surrender charge and less any certificate maintenance charge. Upon payment of the cash surrender value, this certificate will terminate.

               The cash surrender value is not less than the minimum benefit required by any statute of the state in which the contract is delivered.

6.3  WITHDRAWAL AND SURRENDER CHARGES

               A withdrawal or surrender charge will be subtracted from the accumulated value of this certificate if the withdrawal or surrender is made during the first 7 certificate years. The withdrawal charge is a percentage of the accumulated value of this certificate that is withdrawn. The surrender charge is a percentage of the accumulated value of this certificate at the time of surrender. Withdrawal and surrender charges are shown on the Table of Withdrawal and Surrender Charges on page 3. However, at no time will the total of all withdrawal and surrender charges applied under this certificate exceed 7.5% of the total premiums paid on this certificate.

6.4  10% FREE WITHDRAWALS


               In each certificate year. you may make free withdrawals of up to 10% of the accumulated value of this certificate existing at the time of the first withdrawal in the certificate year. A free withdrawal is a withdrawal on which no withdrawal charge is applied. The free withdrawal amount available on any withdrawal is:

                    The accumulated value of this certificate at the time of the first withdrawal in the certificate year;

                    Multiplied by 10%;

                    Less  any  previous   free   withdrawals   made  during  the
                    certificate year.

               If you surrender this certificate and no free withdrawals were made during the certificate year, no surrender charge will be subtracted from the first 10% of the accumulated value of this certificate existing at the time of surrender. If any free withdrawals were made during the certificate year, the amount of the accumulated value of this certificate not subject to surrender charges is:

                    The accumulated value of this certificate at the time of the first withdrawal in the certificate year;

                    Multiplied by 10%;

                    Less  any  previous   free   withdrawals   made  during  the
                    certificate year.

6.5  WAIVER OF CHARGES IF SETTLEMENT OPTION SELECTED

                    Withdrawal or surrender charges will be waived if:

                    The withdrawal or surrender is made more than 3 years after the issue date; and

                    The value is applied to settlement option 2 for periods of five years or more, 3 for periods of five years or more, 4, or 5 under Section 9.3.

6.6  DELAY OF PAYMENT

               Payment of any withdrawal value or cash surrender value will normally be made within 7 days after your written request is received at AAL's service center. However, AAL may delay this payment or any other type of payment from the variable account for any period when:

                    The New York Stock Exchange is closed for trading other than customary weekend and holiday closings;

                    Trading on the New York Stock Exchange is restricted;

                    An emergency exists as a result of which it is not reasonably practicable to dispose of securities held in the variable account or to fairly determine their value; or

                    The Securities and Exchange Commission by order permits the delay for the protection of security holders.

               AAL may delay payment of any withdrawal value or cash surrender value from the fixed account for up to 6 months after your written request is received at AAL's service center.

7.   BENEFICIARY

7.1  BENEFICIARY DESIGNATION FOR ANNUITANTS DEATH PROCEEDS

               You  may  designate  one or more  beneficiaries  to  receive  the annuitant's  death  proceeds  as  defined  in  Section  8.2.  The beneficiary designation is made at the time of application. The Bylaws of AAL list those eligible to be beneficiaries. Beneficiaries are designated as first, second or third class.

7.2  ORDER OF PAYMENT FOR ANNUITANT'S DEATH PROCEEDS

               Unless you indicate otherwise in the beneficiary designation, AAL will pay the annuitant's death proceeds as follows:

                    Equally to the beneficiaries in the first class who survive the annuitant. If none in the first class survive the annuitant, then;

                    Equally to the beneficiaries in the second class who survive the annuitant. If none in the second class survive the annuitant, then;

                    Equally to the beneficiaries in the third class who survive the annuitant, however;

                    If any beneficiary dies at the same time as the annuitant but before the annuitant's death proceeds are paid, AAL will pay the annuitant's death proceeds as though that beneficiary had died before the annuitant.

               If no beneficiary has been designated or survives the annuitant, AAL will pay the annuitant's death proceeds to you, if living, otherwise to your estate.

7.3  BENEFICIARY DESIGNATION FOR OWNERS DEATH PROCEEDS

               If you are not the annuitant, you may designate a successor owner as designated beneficiary to receive the owner's death proceeds as defined in Section 8.3. Unless you indicate otherwise in the successor owner designation, AAL will pay the owner's death proceeds equally to the successor owners who survive you. If you do not designate a successor owner, or if no successor owner survives you, AAL will pay the owner's death proceeds to your estate.

7.4  CHANGE OF BENEFICIARY DESIGNATION FOR ANNUITANT'S OR OWNER'S DEATH PROCEEDS


               You may change the beneficiary designation for the annuitant's or owner's death proceeds by sending a written request to AAL's service center. AAL will provide a form for you to use to make this request. Your written request must be received and approved at AAL's service center before it is effective. Once approved, the change will take effect as of the date you signed the request, or the date it was received at AAL's service center if no date appears on the request, provided the request was mailed or actually delivered to AAL's service center while the annuitant was alive in the case of a change of the beneficiary designation for the annuitant's death proceeds or while you were alive in the case of a change of the beneficiary designation for the owner's death proceeds. AAL is not liable for any payment made or action taken by it before receiving and approving the change at AAL's service center.

8.   PAYMENT OF CERTIFICATE PROCEEDS

8.1  ANNUITY PROCEEDS

               If you are the annuitant, AAL will apply the annuity proceeds to the settlement option in effect under Section 9 on the annuity commencement date if you are alive on that date. If you are not the annuitant, AAL will apply the annuity proceeds to the settlement option in effect under Section 9 on the annuity commencement date if you and the annuitant are alive on that date. The annuity proceeds are the accumulated value on the annuity commencement date.

               Annuity benefits provided at the time annuity benefits commence will not be less than that provided by using the greater of the cash surrender value or 95% of the accumulated value to purchase a single premium immediate annuity offered by AAL at the time to the same class of annuitants.

8.2  ANNUITANT'S DEATH PROCEEDS

               If you are the annuitant, AAL will pay the beneficiary the annuitant's death proceeds as provided in Section 9, upon receiving proof that you died before the annuity commencement date. If you are not the annuitant, AAL will pay the beneficiary the annuitant's death proceeds as provided in Section 9, upon receiving proof that the annuitant died while you are alive and before the annuity commencement date. Except as otherwise provided in Section 9.2, the amount of the annuitant's death proceeds are calculated as of the annuitant's date of death.

               A written request from the beneficiary to receive the death proceeds as provided under Section 9.2 must be received at AAL's service center. The request must include a completed claim form and such other information AAL may reasonably require for processing the claim.

               If the annuitant dies before attaining age 80, the amount of the annuitant's death proceeds is the greatest of:

                    The  accumulated   value  of  this  certificate  as  of  the
                    annuitant's date of death; or

                    The sum of all premiums paid less the sum of any withdrawals as of the annuitant's date of death.

               If the annuitant dies on or after attaining age 80, the amount of the annuitant's death proceeds is the accu-mulated value of this certificate as of the annuitant's date of death.

               The annuitant's death proceeds are not less than the minimum benefit required by any statute of the state in which the contract is delivered.

               If  the   annuitant's   spouse  is  the  owner  and  sole   first
               beneficiary, the spouse may elect to continue this certificate in force as the annuitant and owner.

               If the annuitant was the owner, or the owner was not a natural person, the annuitant's death proceeds and any interest credited on such proceeds, will be paid to the beneficiary within 5 years after the annuitant's death. However, if the beneficiary is a natural person, the annuitant's death proceeds may be paid under a settlement option described in Section 9.3 provided payments begin within 1 year after the annuitant's death and are paid over the life of the beneficiary or over a period not exceeding the life expectancy of the beneficiary.

               If the annuitant was the owner and the annuitant's spouse is the sole first beneficiary, the spouse may elect to continue this certificate in force as the annuitant and owner. The spouse will be deemed to have made this election if a written request from the spouse to receive the annuitant's death proceeds as provided in Section 9.2 is not received at AAL's service center within 60 days after proof of death of the annuitant is received at AAL's service center.

8.3  OWNERS DEATH

               AAL will pay the successor owner the owner's death PROCEEDS proceeds as provided in Section 9, upon receiving proof that you died while the annuitant is alive and before the annuity commencement date. The owner's death proceeds is the accumulated value on the date of the owner's death. The owner's death proceeds are not less than the minimum benefit required by any statute of the state in which the contract is delivered.

               The owner's death proceeds and any interest credited on such proceeds, will be paid to the successor owner within 5 years after your death. However, if the successor owner is a natural person, the owner's death proceeds may be paid under a settlement option described in Section 9.3 provided payments begin within 1 year after your death and are paid over the life of the successor owner or over a period not exceeding the life expectancy of the successor owner.

               If your spouse is the sole successor owner, your spouse may elect to continue this certificate in force as the new owner.

8.4  FILING A DEATH CLAIM

               Written notice of death of the owner or annuitant must be given to AAL at AAL's service center. Notice should include the annuitant's or owner s name and the certificate number. Help may be obtained through an AAL district representative.

               A claim form will be sent upon receiving the death claim notice. Complete the claim form and send it to AAL's service center along with a certified copy of the death certificate or other proof of death. Processing of the claim will begin as soon as these items are received.

9.   SETTLEMENT OPTIONS

9.1  CHOOSING A SETTLEMENT OPTION FOR THE ANNUITY PROCEEDS

               You may choose or change a settlement option for the annuity proceeds while the annuitant is alive and before the annuity commencement date. AAL will provide a form for you to use. If you do not choose a settlement option before the annuity commencement date, the automatic settlement option is Option 4, Life Income With A 10 Year Guaranteed Payment Period.

9.2  CHOOSING A SETTLEMENT OPTION FOR THE ANNUITANT'S OR OWNERS DEATH PROCEEDS

               The beneficiary for the annuitant's or owner's death proceeds may choose to receive the death proceeds in a lump sum payment or under any settlement option, unless the owner has chosen a mandatory method of payment in the beneficiary designation that does not allow the beneficiary to change it, or unless otherwise restricted under Sections 8.2 or 8.3. AAL will provide a form for you to use.

               On lump sum payments, AAL will pay interest on the annuitant's death proceeds at a rate required by law from the date of death until the date of payment.

               If a written request from the beneficiary to receive the death proceeds as provided in this Section is not received at AAL's service center within 60 days after proof of death of the non-owner annuitant is received at AAL's service center, the amount of the death proceeds will then be calculated and applied to the settlement option designated as Option 1, Interest.

9.3  SETTLEMENT OPTIONS

               The minimum amount that may be applied to any one settlement option is $1,000. Payments may be received on a monthly, quarterly, semiannual, or annual basis provided each payment is at least $20. The first payment under an option will be made on the first business day following the end of the payment interval chosen.

               Settlement options 2, 3, 4 and 5 are fixed annuity options. This means that annuity payments are guaranteed as to minimum amount and are not dependent on the investment experience of the variable account.

               The settlement options are as follows:

               OPTION 1 - INTEREST
               The proceeds are left with AAL to earn interest. Interest earned may be paid in cash at regular intervals or may be left with AAL to accumulate with interest. All or part of these proceeds may be withdrawn upon request.

               OPTION 2 - SPECIFIED AMOUNT INCOME
               The proceeds are used to make payments at regular intervals for a specified amount until the proceeds with interest have been paid. The payment period may not exceed 30 years. The unpaid proceeds may be withdrawn upon request.

               OPTION 3 - FIXED PERIOD INCOME
               The proceeds are used to make payments at regular intervals for a fixed number of years, not to exceed 30 years. The unpaid proceeds may be withdrawn upon request. Guaranteed payments are shown in the table below.

                       MONTHLY PAYMENTS FOR EACH $1,000 OF
                                    PROCEEDS

                          Number          Number
                          Of     Monthly  of      Monthly
                          Years  Payment  Years   Payment
                          -----  -------  -----   -------
                           2     $42.96   17      $6.24
                           3     $29.06   18      $5.98
                           4     $22.12   19      $5.74
                           5     $17.95   20      $5.53
                           6     $15.18   21      $5.33
                           7     $13.20   22      $5.16
                           8     $11.71   23      $5.00
                           9     $10.56   24      $4.85
                          10     $ 9.64   25      $4.72
                          11     $ 8.88   26      $4.60
                          12     $ 8.26   27      $4.49
                          13     $ 7.73   28      $4.38
                          14     $ 7.28   29      $4.28
                          15     $ 6.89   30      $4.19
                          16     $ 6.54

               OPTION 4 - LIFE INCOME WITH GUARANTEED PAYMENT PERIOD
               The proceeds are used to make payments at regular intervals for the lifetime of the payee. If the payee dies during the guaranteed period, payments will be continued to the payee's beneficiary to the end of that period. A period of 10 or 20 years may be elected. The amount of the payments depends on the age and sex of the payee at the time AAL issues the settlement agreement. Guaranteed payments are shown in the table below.

                       MONTHLY PAYMENTS FOR EACH $1,000 OF
                                    PROCEEDS

                             10 YEAR             20 YEAR
                            GUARANTEED          GUARANTEED
                             PAYMENT             PAYMENT
                              PERIOD              PERIOD

                 Age      Male     Female    Male     Female
                 ---      ----     ------    ----     ------
                  50      $4.53    $4.19     $4.38    $4.13
                  51      $4.61    $4.26     $4.44    $4.18
                  52      $4.69    $4.32     $4.50    $4.24
                  53      $4.77    $4.39     $4.56    $4.29
                  54      $4.85    $4.45     $4.62    $4.35
                  55      $4.93    $4.52     $4.68    $4.40
                  56      $5.03    $4.61     $4.74    $4.46
                  57      $5.14    $4.70     $4.80    $4.53
                  58      $5.24    $4.78     $4.87    $4.59
                  59      $5.35    $4.87     $4.93    $4.66
                  60      $5.45    $4.96     $4.99    $4.72
                  61      $5.58    $5.07     $5.05    $4.79
                  62      $5.71    $5.18     $5.11    $4.86
                  63      $5.85    $5.30     $5.18    $4.93
                  64      $5.98    $5.41     $5.24    $5.00
                  65      $6.11    $5.52     $5.30    $5.07
                  66      $6.27    $5.67     $5.35    $5.14
                  67      $6.43    $5.82     $5.40    $5.20
                  68      $6.59    $5.96     $5.44    $5.27
                  69      $6.75    $6.11     $5.49    $5.33
                  70      $6.91    $6.26     $5.54    $5.40
                  71      $7.09    $6.44     $5.57    $5.44
                  72      $7.26    $6.63     $5.60    $5.49
                  73      $7.44    $6.81     $5.62    $5.53
                  74      $7.61    $7.00     $5.65    $5.58
                  75      $7.79    $7.18     $5.68    $5.62
                  76      $7.95    $7.38     $5.69    $5.64
                  77      $8.12    $7.58     $5.71    $5.66
                  78      $8.28    $7.78     $5.72    $5.69
                  79      $8.45    $7.98     $5.74    $5.71
                  80      $8.61    $8.18     $5.75    $5.73

Table Continued

                       MONTHLY PAYMENTS FOR EACH $1,000 OF
                                    PROCEEDS

                             10 YEAR             20 YEAR
                            GUARANTEED          GUARANTEED
                             PAYMENT             PAYMENT
                              PERIOD              PERIOD

                 Age      Male     Female    Male     Female
                 ---      ----     ------    ----     ------
                  81      $8.74     $8.35    $5.75     $5.74
                  82      $8.86     $8.51    $5.76     $5.74
                  83      $8.99     $8.68    $5.76     $5.75
                  84      $9.11     $8.84    $5.77     $5.75
                  85      $9.24     $9.01    $5.77     $5.76
                  86      $9.32     $9.11    $5.77     $5.76
                  87      $9.39     $9.21    $5.77     $5.76
                  88      $9.47     $9.32    $5.77     $5.77
                  89      $9.54     $9.42    $5.77     $5.77
                  90      $9.62     $9.52    $5.77     $5.77

               If different guaranteed payment periods have the same guaranteed payment amounts, the longest guaranteed payment period will be deemed to have been chosen.

               OPTION 5 - JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENT PERIOD
               The proceeds are used to make payments at regular intervals for the lifetime of both payees. Upon the death of one of the payees, payments will be continued for the lifetime of the surviving payee. If both payees die during the guaranteed period, payments will be continued to the payee's beneficiary to the end of that period. A period of 10 or 20 years may be elected. The amount of the payments depends upon the age and sex of the payees at the time AAL issues the settlement agreement. Guaranteed payments are shown in the tables below.

                       MONTHLY PAYMENTS FOR EACH $1,000 OF
                                    PROCEEDS
                        PAYMENTS GUARANTEED FOR 10 YEARS

Male                       Female Ages
Ages   50      55       60       65       70       75      80       85       90
----   --      --       --       --       --       --      --       --       --

50   $3.91   $4.05    $4.18    $4.29    $4.38    $4.45   $4.49    $4.51    $4.52
55   $3.99   $4.17    $4.36    $4.53    $4.67    $4.78   $4.86    $4.90    $4.92
60   $4.06   $4.28    $4.53    $4.77    $5.00    $5.19   $5.32    $5.39    $5.43
65   $4.11   $4.37    $4.67    $5.00    $5.34    $5.64   $5.87    $6.01    $6.08
70   $4.14   $4.43    $4.79    $5.20    $5.66    $6.11   $6.48    $6.72    $6.84
75   $4.17   $4.48    $4.86    $5.34    $5.91    $6.52   $7.07    $7.46    $7.67
80   $4.18   $4.50    $4.91    $5.44    $6.09    $6.83   $7.56    $8.11    $8.42
85   $4.19   $4.52    $4.94    $5.49    $6.19    $7.03   $7.89    $8.58    $8.98
90   $4.19   $4.52    $4.95    $5.51    $6.24    $7.13   $8.08    $8.85    $9.32

                       MONTHLY PAYMENTS FOR EACH $1,000 OF
                                    PROCEEDS
                        PAYMENTS GUARANTEED FOR 20 YEARS


Male                       Female Ages
Ages  50       55      60       65      70       75       80       85       90
----  --       --      --       --      --       --       --       --       --

50    $3.90   $4.03   $4.16    $4.25    $4.32   $4.36    $4.38    $4.38    $4.38
55    $3.98   $4.15   $4.32    $4.47    $4.58   $4.64    $4.67    $4.68    $4.68
60    $4.04   $4.25   $4.47    $4.68    $4.84   $4.94    $4.98    $4.99    $4.99
65    $4.08   $4.32   $4.59    $4.85    $5.07   $5.21    $5.28    $5.29    $5.30
70    $4.11   $4.37   $4.67    $4.97    $5.24   $5.42    $5.50    $5.53    $5.54
75    $4.12   $4.39   $4.70    $5.04    $5.34   $5.55    $5.64    $5.68    $5.68
80    $4.12   $4.40   $4.72    $5.07    $5.38   $5.60    $5.71    $5.74    $5.75
85    $4.13   $4.40   $4.72    $5.07    $5.39   $5.62    $5.72    $5.76    $5.77
90    $4.13   $4.40   $4.72    $5.07    $5.40   $5.62    $5.73    $5.76    $5.77


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               If different  guaranteed payment periods have the same guaranteed payment amounts, the longest guaranteed payment period will be deemed to have been chosen.

               OTHER OPTIONS
               AAL also has other settlement options which may be chosen. Information about these options may be obtained from an AAL district representative or AAL's service center.

9.4  GUARANTEED INTEREST RATE ON SETTLEMENT OPTIONS

               Options 1, 2, and 3 are based on a guaranteed effective annual interest rate of 3%. Options 4 and 5 are based on a guaranteed effective annual interest rate of 3 1/2% using the "1983 Table a" annuitant mortality table

9.5  SETTLEMENT AGREEMENT

               AAL will issue a separate settlement agreement whenever proceeds are applied to any settlement option. The settlement agreement will be issued to the payee. The payee is the person named to receive the payments.

               If the payee dies on or after the annuity commencement date and before the entire interest in the settlement agreement has been paid, the remaining portion of such interest will be paid to the payee's beneficiary at least as rapidly as under the method of payment in effect as of the date of the payee's death.

                                             FLEXIBLE PREMIUM
                                             DEFERRED VARIABLE ANNUITY


                                             o Flexible premiums
                                             o Annuity  proceeds on  annuity
                                               commencement date
                                             o Death  proceeds before annuity
                                               commencement   date
                                             o Participating

                                             ---------------------
                                             ASSOCIATION FOR LUTHERANS
                                             4321 N. Ballard Road,
                                             AppIeton, WI 549l9-0001